UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 28, 2005

Aegis Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14315	75-2050538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Bent Branch Drive, Irving, Texas 75063

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(972) 868-0225

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Sale of Unregistered Securities

On January 4, 2006, the Registrant announced that as of December 28, 2005, the Registrant closed a debt conversion transaction with World Focus, an affiliate of the Registrant, in which World Focus converted the aggregate outstanding principal and accrued and unpaid interest it held under three promissory notes, totaling $18,512,234.42, into 487,164,064 shares of common stock of the Registrant at a conversion price of $0.038 per share. The terms of the debt conversion transaction are as set forth in a Debt Conversion Agreement, dated as of November 30, 2005, between the Registrant and World Focus, which was described on the Registrant’s Current Report on Form 8-K filed with the SEC on December 2, 2005 and incorporated by reference herein.

In the Debt Conversion Agreement, World Focus represented that it was a non-U.S. person. The shares were issued by the Registrant to World Focus in an off-shore transaction pursuant to the exemption from registration available under Rule 903 of Regulation S. No directed selling efforts were conducted in connection with the offer and sale of the securities.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: Aegis’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on Aegis’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in Aegis’s SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. Aegis does not intend to update any of those forward–looking statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 4, 2006	AEGIS COMMUNICATIONS GROUP, INC.

	By:	/s/ Kannan Ramasamy
Kannan Ramasamy
President and CEO

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